UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☒ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

Textron Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐ Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

Frederick K. Butler

Vice President Business Ethics & Corporate Secretary

Textron Inc.

40 Westminster St.

Providence, RI 02903

Tel: (401) 457-3198

Fax: (401) 457-2418

fbutler@textron.com

April 13, 2009

VIA EMAIL

Dear Investor:

[Fund Name] holds a significant position in Textron Inc. stock and will soon be voting proxies for those shares for Textron’s upcoming annual meeting of shareholders on April 22, 2009. With respect to the election of Directors at the annual meeting, we respectfully disagree with ISS Governance Services/Risk Metrics Group’s (“ISS/RMG”) recommendation that you vote “Against” two current non-employee independent directors, Lawrence K. Fish and Joe T. Ford. In its proxy analysis (the “Report”), ISS/RMG has stated that this recommendation is due to concern over what it characterizes as an “excessive new hire package” for Textron’s chief operating officer, Scott Donnelly, and  “excessive” personal usage of company aircraft by Named Executive Officers.

In making your voting decision on this very important issue we urge you and your Proxy Committee to consider the following points, which we believe were ignored by ISS/RMG’s “check-list approach”:

•      Recruiting, developing and retaining top talent is a major strategic focus at Textron, and we are very pleased to have been able to bring an executive of Mr. Donnelly’s caliber to our organization. Scott is a 19-year veteran of GE, where he most recently served as President and CEO of GE Aviation as well as a member of the Board of GE Capital. He has moved confidently to begin strengthening the underlying performance of our manufacturing operations, and he brings vast multi-industry expertise to our engineering, Six Sigma, global sourcing, finance and information technology functions. Mr. Donnelly’s promotion to President and Chief Operating Officer in January of 2009 is testimony to the positive impact he already is making at our company. Textron’s Organization and Compensation Committee worked diligently to design and oversee the negotiation of carefully balanced compensation arrangements for Mr. Donnelly, much of which was designed “to make him whole” for compensation and benefits that he lost when he left GE.   In the course of this process, the Committee received guidance from the Committee’s independent consultant regarding his compensation (which is fully described in the proxy statement).

•      Significantly, the ISS/RMG Report does not acknowledge that many of the elements of Mr. Donnelly’s compensation that it criticizes are subject to long-term vesting conditions, including (a) the $7.5 million in restricted shares, which vest over 8 years; (b) the $2.7 million in stock options, which vest over 5 years; and (c) the additional pension benefit, which vests after 10 years and which is designed to address benefits that were forfeited when we recruited Mr. Donnelly from GE.  Textron believes that these and the other elements of Mr. Donnelly’s compensation are both appropriate and reasonably structured to attract and retain a top-flight executive like Scott who is crucial to Textron’s future success.

•      Textron’s Organization and Compensation Committee fully understands and is responsive to investor concerns over executive compensation.  Over recent years, the Committee has taken a number of steps to adopt best practices and increase the link between our compensation elements and corporate performance, which ISS/RMG itself applauds in its Report.

•      The Company’s Cessna business jet manufacturing and servicing operations are one of the most important product line contributors to Textron’s profitability.  Textron believes that its executives’ use of aircraft manufactured by Textron’s Cessna division is appropriate for business and personal use to increase their productivity and to showcase to potential customers the real life efficiencies and other benefits of our aircraft products.  In light of Textron’s position, through its Cessna operations, as one of the leading manufacturers of business jets, ISS/RMG’s comparison of our most senior executives’ use of company aircraft to use by similar executives in other industries, entirely ignores the critical marketing and product branding role served by our executives’ use of company jets. Thus, we view ISS/RMG’s recommendation as a vote against Cessna and Textron, and simply an “off-the-shelf” policy recommendation.

In closing, we wish to emphasize that Mr. Fish has been a valued Textron Board member since 1999 and currently serves as Lead Director and as the Chairman of the Nominating and Corporate Governance Committee.  Mr. Ford serves as a member of the Nominating and Corporate Governance Committee and has been a highly contributive member of Textron’s Board since 1998. We also note that the two other major proxy advisor services, Glass Lewis & Co. and Proxy Governance Inc., have both recommended voting “For” these Directors.

We hope you will consider these facts carefully and vote your shares in favor of Messrs. Fish and Ford.  If you would like to discuss these issues in more detail, have any questions or would like any additional information, please contact me at (401) 457-3198 or Doug Wilburne, Vice President Investor Relations at (401) 457-3606.

Thank you for your consideration of these matters.

Sincerely,